EXHIBIT 10.3

                                   GUARANTY

                    THIS GUARANTY (this "Agreement"), dated as of September 24, 1996, is entered into by The News Corporation Limited (ACN 007 910 330), a South Australia Corporation ("News Corp."), in favor of the Guaranteed Parties (as defined in the fourth paragraph below).

                    WHEREAS, News Corp., New World Communications Group Incorporated, a Delaware corporation ("New World"), NWCG (Parent) Holdings Corporation, a Delaware corporation ("Parent"), and NWCG Holdings Corporation, a Delaware corporation, are party to the Memorandum of Understanding, dated as of July 17, 1996 (the "Memorandum").

                    WHEREAS, News Corp. has assigned, pursuant to the terms thereof, the Memorandum to Fox Television
          Stations, Inc., a Delaware corporation in which News
          Corp. has an indirect interest ("Fox").

                    WHEREAS, Fox is entering into the following agreements (collectively, the "Guaranteed Agreements"):

                    (1) Agreement and Plan of Merger, dated as of the date hereof, among New World, News Corp., Fox and Fox Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Fox
               (the "Merger Agreement").

                    (2)  Voting Agreement, dated as of the date
               hereof, among Fox and Parent.

                    (3) Stock Purchase Agreement, dated as of the date hereof, among News Corp., Fox and Parent, including, without limitation, the Registration Rights Agreement attached thereto as Exhibit A.

                    (4) Purchase and Sale Agreement, dated as of the date hereof, among Fox and 1440 Sepulveda
               Limited Partnership, a California limited partnership ("1440").

                    (5) Assignment and Assumption Agreement, dated as of the date hereof, among Fox and Four Star
               Holdings Corp., a Delaware corporation ("Four
               Star").

                    WHEREAS, it is a condition precedent to the willingness of each of New World, Parent, 1440 and Four Star (collectively, the "Guaranteed Parties") to enter into the Guaranteed Agreements that News Corp. shall have executed this Guaranty.

                    WHEREAS, News Corp. will receive value and obtain benefits in exchange for delivering this Guaranty of Fox's obligations under the Guaranteed Agreements, including, without limitation, the novation of News Corp.'s obligations under the Memorandum, the receipt of which value and benefits are hereby acknowledged, and News Corp. accordingly desires to enter into this Guaranty in order to satisfy the condition precedent set forth in the foregoing paragraph.

                    NOW, THEREFORE, in consideration of the
          premises and other good and valuable consideration, the receipt of which is hereby acknowledged, News Corp.
          hereby agrees as follows:

                    1.   Guaranty.  News Corp. hereby, to the
          fullest extent permitted by applicable law, unconditionally, absolutely, continuingly and irrevocably guarantees to the Guaranteed Parties and any other persons entitled to indemnification pursuant to the Guaranteed Agreements (the "Indemnified Persons") (a) the punctual payment when due of all amounts, costs, expenses, liabilities and obligations of every nature of Fox from time to time owed or payable to the Guaranteed Parties and any other Indemnified Persons under the Guaranteed Agreements, and in the event Fox shall fail in any manner whatsoever to pay, when required, any of such payment obligations, then News Corp. will pay, or cause to be duly and punctually paid, such payment obligations of Fox thereunder, and (b) the punctual performance of all of the obligations of Fox under the Guaranteed Agreements and agrees that if for any reason whatsoever Fox shall, in any manner, fail or be unable to duly, punctually and fully perform any such obligation under the Guaranteed Agreements, News Corp. shall forthwith perform each and every such obligation, or cause each such obligation to be performed, all without regard to any exercise or non-exercise by the Guaranteed Parties or any other Indemnified Person of any right, remedy, power or privilege under or in respect of this Agreement or the Guaranteed Agreements.

                    2. Obligations Absolute. News Corp. agrees that its obligations under this Agreement will be paid and performed strictly in accordance with the terms of this Agreement, regardless of any misrepresentation, irregularity or other defect in this Agreement or any Guaranteed Agreement, or the invalidity or unenforceability hereof or thereof. The obligations of News Corp. under this Agreement constitute a present and continuing guaranty of payment and not of collection, shall be, to the fullest extent permitted by applicable law, absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim News Corp. may have against Fox, the Guaranteed Parties or any other Indemnified Persons, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by, any thing, event, happening, matter, circumstance or condition whatsoever (whether or not News Corp. shall have any knowledge or notice thereof or consent thereto). The liability of News Corp. under this Agreement shall be absolute, unconditional, present and continuing until all of the obligations of Fox under the Guaranteed Agreements (the "Obligations") have been indefeasibly paid in full or performed, as applicable, irrespective of:

                    (a)  any attempt to collect from Fox;

                    (b) any lack of validity or enforceability of this Agreement or any Guaranteed Agreement, or any provision hereof or thereof, or any other agreement or instrument relating hereto or thereto or any assignment or transfer of any of the foregoing or any failure or omission to enforce or agreement not to enforce, or the stay or enjoining by order of court, by operation of law or otherwise, of the exercise or non-exercise of any right, power, privilege or remedy under or with respect to the foregoing;

                    (c) any amendment, waiver, renewal, extension or release of, or any consent to departure from or other action or inaction with respect to, any Guaranteed Agreement or any other agreement or instrument relating hereto or thereto;

                    (d)  any new conveyance of, or any exchange,
               release or non-perfection of, any collateral or security interest, acceptance by the Guaranteed Parties or any other Indemnified Person of partial payment from Fox, or any release or amendment or waiver of or consent to departure from any other guaranty or security, for all or any of the Obligations;

                    (e) any merger or consolidation of News Corp. or any News Corp. Subsidiary (as defined in Section 6.1), including Fox, into or with any other person, or any other change in News Corp. or Fox whatsoever, or any sale, lease or transfer of any or all of the assets of News Corp. or any News Corp. Subsidiary, including Fox, to any other person;

                    (f) any absence of any notice to, or knowledge by, News Corp. of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (e), above;

                    (g) any sale, transfer or other disposition by News Corp., directly or indirectly, of any stock of Fox;

                    (h)  any bankruptcy, insolvency,
               reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Fox, or any action taken with respect to this Agreement or any of the Guaranteed Agreements by any trustee or receiver, or by any court, in any such proceeding, whether or not News Corp. shall have notice or knowledge of any of the foregoing, or

                    (i) any other happening, event or circumstance which might otherwise constitute a defense available to, or a discharge of, the obligations of News Corp. hereunder;

          provided, however, that anything to the contrary contained herein notwithstanding, News Corp. shall not be deemed to have waived any claims that News Corp. may have against a Guaranteed Party as a result of any breach by such Guaranteed Party of its obligations under the Guaranteed Agreements, it being understood that this proviso shall not create any right of offset with respect to any such claim.

                    3.   Waiver.  News Corp. hereby waives
          promptness, diligence, all set-offs, counterclaims, presentments, protests and notice of acceptance and any other notice with respect to any of the Obligations and with respect to this Agreement and any requirement of the Guarantied Parties or any other Indemnified Persons to protect, secure, perfect or insure any security interest or lien or any property subject hereto or exhaust any right or take any action against Fox or any other person or entity or any collateral. No single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. To the fullest extent permitted by law, News Corp. waives all principles or provisions of law (statutory or otherwise), regulation or order now or hereafter in effect in any jurisdiction which are or might be in conflict with the terms of this Agreement or affecting any rights of any of the Guaranteed Parties or any other Indemnified Person hereunder and any legal or equitable discharge of New Corp.'s obligations hereunder and the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. News Corp. will receive substantial direct and indirect benefits from the arrangements contemplated by this Agreement and the Guaranteed Agreements, and the waivers set forth in this Agreement are knowingly made in contemplation of such benefits. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                    4.   Subrogation Waiver.  News Corp. agrees
          that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification, or other rights of payment or recovery from Fox for any payments made or obligations performed by News Corp. hereunder, under any other agreement or otherwise, and News Corp. hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery which it may now have or hereafter acquire with respect to any such payments made or obligations performed until such payment or obligation owed to any Guaranteed Party or any other Indemnified Person is irrevocably discharged or defeased.

                    5.   Reinstatement.  The obligations of News
          Corp. under this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment or performance of any of the Obligations is rescinded, annulled or must otherwise be returned by Fox, upon the insolvency, bankruptcy or reorganization of Fox or otherwise, all as though such payment had not been made or performance had not occurred, as applicable.

                    6.   Representations and Warranties of News
          Corp.  News Corp. represents and warrants as follows:

                    6.1       Organization and Qualifications;
          Subsidiaries.

                    (a) Each of News Corp. and each Material News Corp. Subsidiary (as defined below) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental permits, approvals and other authorizations would not, individually or in the aggregate, have a material adverse effect on the business, assets, financial or other condition, or results of operations of News Corp. and the Subsidiaries of News Corp., and Twentieth Holdings Corporation and its Subsidiaries, including, but not limited to, Fox (each, a "News Corp. Subsidiary"), taken as a whole (a "News Corp. Material Adverse Effect").

                    (b) Fox, Merger Sub and each other News Corp. Subsidiary that (i) constitutes a Significant Subsidiary of News Corp. within the meaning of Rule 102 of Regulation S-X of the SEC, (ii) owns the material assets of or is the licensee of a United States broadcast television station, or (iii) is otherwise material to the business or operations of News Corp. and the News Corp. Subsidiaries, taken as a whole, is referred to herein as a "Material News Corp. Subsidiary." For purposes of this Agreement, a "Subsidiary" of any person means (A) a corporation in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has either (i) a majority ownership interest or (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation or
          (B) a partnership in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person (i) is, at the date of determination, a general partner of such partnership, or (ii) has a majority ownership interest in such partnership or the right to elect, or to direct the election of, a majority of the governing body of such partnership, or (C) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person, or such person and one or more subsidiaries of such person has either (i) at least a majority ownership interest or
          (ii) the power to elect, or to direct the election of, a majority of the directors or other governing body of such person.

                    6.2       Authority Relative to This Agreement.

                    (a)  News Corp. has all necessary corporate
          power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

                    (b)  The execution and delivery of this
          Agreement by News Corp. and the performance by News Corp. of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of News Corp. are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by News Corp. and constitutes the legal, valid and binding obligation of News Corp., enforceable against News Corp. in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject and except that rights to indemnity under the Guaranteed Agreements may be subject to Federal or state securities laws or the policies underlying such laws.

                    6.3  No Conflict; Required Filings and
          Consents.

                    (a)       The execution and delivery of this
          Agreement by News Corp. do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of News Corp., (ii) subject to making the filings and obtaining the approvals identified in Section 6.3(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to News Corp., Fox or any other Material News Corp. Subsidiary or by which any property or asset of News Corp., Fox or any other Material News Corp. Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 6.3(b), conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss (by News Corp., Fox or any other Material News Corp. Subsidiary) or modification in a manner materially adverse to News Corp., Fox and the other News Corp. Subsidiaries of a material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever on any property or asset of News Corp., Fox or any other Material News Corp. Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which News Corp., Fox or any other Material News Corp. Subsidiary is a party or by which News Corp., Fox or any other Material News Corp. Subsidiary or any property or asset of News Corp., Fox or any other Material News Corp. Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay in any material respect performance by News Corp. of its obligations hereunder, or otherwise, individually or in the aggregate, prevent News Corp. from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a News Corp. Material Adverse Effect.

                    (b) Except as set forth in Section 4.5 of the disclosure letter from The News Corporation Limited, dated the date hereof, addressed to New World Communications Group Incorporated (the "Disclosure Letter"), the execution and delivery of this Agreement by News Corp. and the performance of its obligations under this Agreement and the consummation of its obligations will not require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental or regulatory agency, authority, commission or instrumentality, whether domestic or foreign, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act or 1934, as amended, and the state securities or "blue sky" laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, (C) the approval of the Transactions by the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated thereunder, (D) the filing of the Merger Certificate (as defined in the Merger Agreement), and (E) the filing of listing applications and the filing of an application for quotation with the stock exchanges on which the News Corp. Preferred Stock (as defined in the Merger Agreement) and the News Corp. Preferred ADRs (as defined in the Merger Agreement) are listed or quoted, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of its obligations under this Agreement or otherwise prevent News Corp. from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a News Corp. Material Adverse Effect.

                    6.4 SEC Reports and Financial Statements. Each form, report, schedule and registration statement filed by News Corp. with the SEC since December 31, 1994 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "News Corp. SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the News Corp. SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. The consolidated financial statements of News Corp. and the News Corp. Subsidiaries included in such reports have been prepared in accordance with Australian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of News Corp. and the News Corp. Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, and such financial statements and the reconciliations to United States generally accepted accounting principles comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Since March 31, 1996, neither News Corp. nor any of the News Corp. Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the unaudited balance sheet of News Corp. and the News Corp. Subsidiaries as at March 31, 1996 (including the notes thereto), or (b) which (i) were incurred in the ordinary course of business after March 31, 1996 and consistent with past practices, (ii) are disclosed in the News Corp. SEC Reports filed after March 31, 1996 or
          (iii) would not, individually or in the aggregate, have a News Corp. Material Adverse Effect. Since March 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of News Corp. or any News Corp. Material Subsidiary.

                    6.5  Absence of Certain Changes or Events.
          Except as contemplated by this Agreement or as disclosed in any News Corp. SEC Report, since March 31, 1996, (a) News Corp. and the News Corp. Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and have not taken any of the actions set forth in Section 5.2 of the Merger Agreement, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a News Corp. Material Adverse Effect, other than events or developments generally affecting the industry in which News Corp. and the News Corp. Subsidiaries operate.

                    6.6  Litigation.  Except as disclosed in
          Section 4.9 of the Disclosure Letter or in the News Corp. SEC Reports, there are no claims, suits, actions or proceedings pending or, to News Corp.'s knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Entity pending or, to News Corp.'s knowledge, threatened or contemplated, against, relating to or affecting News Corp. or any of the News Corp. Subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a News Corp. Material Adverse Effect, or to prohibit or materially restrict the performance of its obligations hereunder, nor is there any judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against News Corp. or any News Corp. Subsidiary having, or which, insofar as can be reasonably foreseen, in the future is likely to have, any such News Corp. Material Adverse Effect. In addition, there have not been any developments with respect to any of the claims, suits, actions, proceedings, investigations or reviews disclosed in the News Corp. SEC Reports filed prior to the date hereof which, insofar as can be reasonably foreseen, in the future are likely to have a News Corp. Material Adverse Effect.

                    7.   Sovereign Immunity.  News Corp. hereby
          waives any immunity to which it may become entitled on the basis of sovereignty or otherwise in respect of its obligations under this Agreement and agrees not to interpose any such immunity as a defense to any suit or action brought or maintained in respect of News Corp.'s obligations under this Agreement.

                    8.   Miscellaneous.

                    8.1  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed facsimile transmission to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, mailed, delivered or sent by confirmed facsimile transmission:

               To News Corp.:

                    The News Corporation Limited
                    1211 Avenue of the Americas
                    New York, New York 10036
                    Facsimile: (212) 768-2029
                    Attn:  Arthur M. Siskind

               with a copy (which shall not constitute notice) to:

                    Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                    551 Fifth Avenue
                    New York, New York  10176
                    Facsimile:  (212) 697-6686
                    Attn:  Joel I. Papernik

               To a Guaranteed Party, at the address set forth in the Guaranteed Agreement to which such notice relates, with a copy (which shall not constitute notice) to the notice parties for such Guaranteed Party set forth in such agreement.

                    8.2  Governing Law.  THIS AGREEMENT SHALL BE
          GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN TO THE EXTENT REQUIRED BY THE DELAWARE GENERAL CORPORATION LAW), WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. News Corp. and the parties to the Guaranteed Agreements acknowledge that the negotiation of this Agreement occurred in New York, New York and irrevocably agree that any legal suit, action or proceeding brought by News Corp. or any Guaranteed Party arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in any United States Federal or New York State court in the Borough of Manhattan, The City of New York, New York (the "Courts"), waive any objection which it may now or hereafter have to the laying of venue of any such proceedings, submit to the exclusive jurisdiction of such Courts in any such suit, action or proceeding and agree not to commence any such suit, action or proceeding except in such Courts. News Corp. hereby appoints News America Publishing Incorporated, 1211 Avenue of the Americas, New York, New York 10036, Attention: Arthur M. Siskind, as its authorized agent (the "Authorized Agent") upon which process may be served in any such action arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any Court by any party hereto and expressly consents to the jurisdiction of any such Court, but only in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. News Corp. represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and News Corp. agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If the Authorized Agent shall cease to act as News Corp.'s agent for service of process, News Corp. shall appoint without delay another such agent and notify the Company of such appointment. With respect to any such action in the Courts, service of process upon the Authorized Agent and written notice of such service to News Corp. shall be deemed, in every respect, effective service of process upon News Corp.

                    8.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                    8.4 Headings. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

                    8.5  Severability.  Any term or provision of
          this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    8.6 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

                    8.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of News Corp., the Guaranteed Parties and any other Indemnified Person and their respective estates, heirs, successors and permitted assigns; provided, however, that News Corp. shall remain responsible for all of its obligations under this Agreement notwithstanding any assignment, delegation or other transfer any of its obligations hereunder.

                    8.8  Entire Agreement.  This Agreement,
          together with the Disclosure Letter, constitutes the entire agreement, supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Memorandum.

                    8.9 Disclosure Letter. News Corp. agrees that each Guaranteed Party and any other Indemnified Person shall be entitled to rely upon Sections 4.5 and 4.9 of the Disclosure Letter as fully as if such letter were addressed to each such person.

                    IN WITNESS WHEREOF, this Agreement has been signed on behalf of News Corp. as of the date first above written.

                                        SIGNED, SEALED AND
                                        DELIVERED BY THE NEWS
                                        CORPORATION LIMITED (ACN
                                        007 910 330) as a deed:

                                        By:  /s/ Arthur M. Siskind
                                           Arthur M. Siskind
                                           Director